Issuer Free Writing Prospectus
Filed pursuant to Rule 433
(Supplementing Preliminary Prospectus Dated March 12, 2010)
Registration No. 333-165247
March 15, 2010
China Lodging Group, Limited
     China Lodging Group, Limited (or “China Lodging”) has filed a registration statement on Form F-1, including a preliminary prospectus (the “Preliminary Prospectus”), with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the registration statement, including the Preliminary Prospectus, and any other documents China Lodging has filed with the SEC for more complete information about China Lodging and the offering. Investors should rely upon the Preliminary Prospectus and any relevant free writing prospectus for complete details. You may get these documents and any other documents China Lodging has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, China Lodging, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus if you request it by calling: Goldman Sachs (+1-866-471-2526) or Morgan Stanley (+1-866-718-1649). You may also access China Lodging’s most recent Preliminary Prospectus through the following link: http://www.sec.gov/Archives/edgar/data/1483994/000095012310024710/h03703a2fv1za.htm
     This free writing prospectus reflects the following amendments that were made in Amendment No. 2 to China Lodging’s Registration Statement on Form F-1, or Amendment No. 2, as filed via EDGAR with the SEC on March 15, 2010. The following information supplements and updates the information contained in China Lodging’s Preliminary Prospectus dated March 12, 2010.
Inside Front Cover Gatefold Artwork
     The inside front cover artwork is revised by inserting the gatefold page as set forth on the following page:
Underwriting
     The Underwriting section is revised by inserting the following paragraph immediately after the last paragraph of the Underwriting section:
     United Arab Emirates. The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.